Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 presents the results of operations of LifeLock as if LifeLock’s acquisition of Lemon had been consummated on January 1, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition and factually supportable. Our unaudited pro forma condensed combined financial statements and explanatory notes present how our financial statements may have appeared had the businesses actually been combined as of January 1, 2012. The unaudited pro forma condensed combined financial statements show the impact on the combined statements of operations under the purchase method of accounting under Financial Accounting Standards Board ASC 805, Business Combinations, with LifeLock treated as the acquirer. Under the purchase method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recorded as goodwill.

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to reflect the historical results that would have been obtained had LifeLock and Lemon been a combined company during the periods presented or the results the combined company may achieve in future periods.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical financial statements and related notes included elsewhere in this Form 8K/A and our historical filings.

The following pro forma financial statements should be read in conjunction with:

—	the accompanying notes to the pro forma financial statements;
—	the consolidated financial statements of LifeLock as of and for the periods ended September 30, 2013 and December 31, 2012 which were previously filed with the Securities and Exchange Commission; and
—	the financial statements of Lemon as of and for the periods ended September 30, 2013 and December 31, 2012 contained in this Form 8-K/A.

Pro Forma Condensed Combined Consolidated Statement of Operations

For the Nine Month Period Ended September 30, 2013

(Unaudited)

(Thousands of dollars, except per share data)

	LifeLock Inc.	Lemon Inc.	Adjustments	Footnotes	Pro Forma Combined Entity
Revenue
Consumer revenue	$246,053	$503	$-		$246,556
Enterprise revenue	21,300	-	-		21,300
Total revenue	267,353	503	-		267,856
Cost of services	73,965	451	-		74,416
Gross profit	193,388	52	-		193,440
Costs and expenses:
Sales and marketing	125,651	876	-		126,527
Technology and development	30,128	2,178	-		32,306
General and administrative	32,160	978	-		33,138
Amortization of acquired intangible assets	5,898	-	353	(A)	6,251
	193,837	4,032	353		198,222
Loss from operations	(449)	(3,980)	(353)		(4,782)
Other income (expenses):
Interest expense	(228)	(104)	104	(B)	(228)
Interest and other income	75	270	-		345
Change in fair value of warrant liabilities	-	-	-		-
Change in fair value of embedded derivative	-	-	-		-
Other	(11)	-	-		(11)
Total other expenses	(164)	166	104		106
Income (loss) before provision for income taxed	(613)	(3,814)	(249)		(4,676)
Income tax (benefit) expense	142	1	-		143
Net income (loss)	$(755)	$(3,815)	$(249)		$(4,819)
Net income attributable per share to common stockholders
Basic	$(0.01)				$(0.05)
Diluted	$(0.01)				$(0.05)
Weighted-average common shares outstanding:
Basic	87,841				87,841
Diluted	87,841				87,841

Pro Forma Condensed Combined Consolidated Statement of Operations

For the Year Ended December 31, 2012

(Unaudited)

(Thousands of dollars, except per share data)

	LifeLock Inc.	Lemon Inc.	Adjustments	Footnotes	Pro Forma Combined Entity
Revenue
Consumer revenue	$254,678	$195	$-		$254,873
Enterprise revenue	21,750	-	-		21,750
Total revenue	276,428	195	-		276,623
Cost of services	79,916	1,065	-		80,981
Gross profit	196,512	(870)	-		195,642
Costs and expenses:
Sales and marketing	122,989	1,056	-		124,045
Technology and development	29,543	1,533	-		31,076
General and administrative	24,629	1,538	-		26,167
Amortization of acquired intangible assets	6,258	-	950	(A)	7,208
	183,419	4,127	950		188,496
Loss from operations	13,093	(4,997)	(950)		7,146
Other income (expenses):
Interest expense	(3,677)	-	-		(3,677)
Interest income	30	122	-		152
Change in fair value of warrant liabilities	3,117	-	-		3,117
Change in fair value of embedded derivative	(2,785)	-	-		(2,785)
Other	(5)	-	-		(5)
Total other expenses	(3,320)	122	-		(3,198)
Income (loss) before provision for income taxed	9,773	(4,875)	(950)		3,948
Income tax (benefit) expense	(13,730)	1	-		(13,729)
Net income (loss)	23,503	(4,876)	(950)		17,677
Accretion of convertible redeemable preferred stock	(9,378)	-	-		(9,378)
Beneficial conversion feature on convertible redeemable preferred stock	(2,452)	-	-		(2,452)
Net income allocable to convertible redeemable preferred stockholders	(5,504)	-	2,747	(C)	(2,757)
Net income attributable to common stockholders	$6,169	$(4,876)	$1,797		$3,090
Net income attributable per share to common stockholders
Basic	$0.18				$0.09
Diluted	$0.09				$0.01
Weighted-average common shares outstanding:
Basic	35,082				35,082
Diluted	62,191				62,191

Balance Sheet

Pro Forma Condensed Combined Consolidated Balance Sheet

At September 30, 2013

(Unaudited)

(Thousands of dollars)

	LifeLock Inc.	Lemon Inc.	Adjustments	Footnotes	Pro Forma Combined Entity
Assets
Current assets:
Cash and cash equivalents	$167,888	$3,307	$(46,744)	(D)	$124,451
Marketable securities	24,048	1,236			25,284
Trade and other receivables, net	11,540	24			11,564
Prepaid expenses and other current assets	5,359	131			5,490
Total current assets	208,835	4,698			166,789
Property and equipment, net	12,586	6			12,592
Deferred Tax Asset	-	-	11,929	(E)	11,929
Goodwill	129,428	-	25,626	(F)	155,054
Intangible assets, net	45,344	-	3,880	(G)	49,224
Other non-current assets	1,759	249	(239)	(H)	1,769
Total assets	$397,952	$4,953			$397,357

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	2,922	326			3,248
Accrued expenses and other liabilities	33,589	147			33,736
Deferred revenue	115,816	-			115,816
Current portion of long term debt	-	603	(603)	(I)	-
Total current liabilities	152,327	1,076			152,800
Long term debt, net of current portion	-	2,397	(2,397)	(I)	-
Other non-current liabilities	4,006	260	(260)	(J)	4,006
Total liabilities	156,333	3,733			156,806
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value	90	2	(2)	(K)	90
Preferred stock, $0.001 par value	-	16	(16)	(K)	-
Additional paid-in capital	462,330	36,856	(36,856)	(K)	462,330
Accumulated other comprehensive loss	(43)	-			(43)
Accumulated deficit	(220,758)	(35,654)	34,586	(K)	(221,826)
Total stockholders’ equity	241,619	1,220			240,551
Total liabilities and stockholders’ equity	$397,952	$4,953			$397,357

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Basis of Pro Forma Presentation

On December 11, 2013, LifeLock acquired Lemon for an agregate purchase price of $42.4 million of cash paid at closing, net of cash acquired.

The pro forma statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 give effect to the acquisition as if it were completed on January 1, 2012. The pro forma balance sheet as of September 30, 2013 gives effect to the acquisition as if it were completed on September 30, 2013.

The pro forma financial statements have been derived from the historical consolidated financial statements of LifeLock and historical financial statements of Lemon. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the acquisition may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The acquisition is reflected in the pro forma financial statements as being accounted for based on the guidance provided by accounting standards for business combinations. Under the purchase method of accounting, the total estimated purchase price is allocated as described in Note 2. In accordance with accounting guidance for business combinations, the assets acquired and the liabilities assumed have been measured at fair value. The fair value measurements utilize estimates based on key assumptions of the acquisition, and historical and current market data. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined after the acquisition is completed and the final amounts recorded may differ materially from the information presented. The pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the acquisition is completed.

The pro forma financial statements include adjustments to repay indebtedness owed by Lemon, as of September 30, 2013 that approximated $3 million. The amounts utilized in determining the pro forma adjustments are also set forth in Note 3.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, LifeLock has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Note 2. Preliminary Purchase Price Allocation; Funding Sources and Uses

Preliminary Purchase Price Allocation

The preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed includes the fair value of intangible assets, goodwill, and related deferred income taxes. The preliminary allocation of the purchase price is as follows (in thousands):

Cash	$3,307
Other current assets	1,391
Property, plant and equipment	6
Deferred tax assets	11,929
Intangible Assets	3,880
Goodwill	25,626
Other noncurrent assets	10
Current liabilities	(473)
$45,676

Funding Sources and Uses

The acquisition was funded out of our cash reserves.

Note 3 – Pro Forma Adjustments

(A) This pro forma adjustment represents the increase in amortization expense associated with acquired intangible assets, based on the preliminary fair value of approximately $3.9 million. The assets have estimated useful lives between 1 and 7 years.

(B) This pro forma adjustment represents the decrease in interest expense on the long term debt of Lemon which was repaid on acquisition.

(C) This pro forma adjustment reduces the net income allocable to convertible redeemable preferred stockholders. As the combined company has lower net income, the allocation to preferred stockholders under the two class method is reduced.

(D) This pro forma adjustment represents the cash paid to acquire Lemon of $42.4 million, net of cash acquired, and acquisition related expenses of $1.1 million.

(E) This pro forma adjustment reflects the increase in deferred tax assets acquired as part of the acquisition. Lemon has approximately $ 32.8 million NOLs which will transfer and become tax attributable carryforwards of LifeLock. These tax attributes are subject to limitations on the timing of their use as a result of the ownership change caused by the transaction. LifeLock anticipates that these will be fully realized within their respective carryforward periods and has recorded these deferred tax assets at full value in the pro forma balance sheet.

(F) This pro forma adjustment reflects the preliminary estimate of the excess of the purchase price paid over the fair value of Lemon assets acquired and liabilities assumed.

(G) This pro forma adjustment reflects the preliminary estimate of intangibles acquired from Lemon. The assets include trademarks and trade names, customers and technology assets with useful lives between 1 and 7 years.

(H) This pro forma adjustment reflects the decrease in debt issuance costs related to the long term debt of Lemon, which was repaid on acquisition.

(I) These pro forma adjustment reflects the decrease in long term debt of Lemon which was repaid on acquisition.

(J) This pro forma adjustment reflects the decrease in convertible preferred stock warrant liabilities, the warrants were exercised as part of the acquisition.

(K) These pro forma adjustments reflect the elimination of $1.2 million of Lemon’s historical equity balances, it also represents an adjustment to retained earnings of $1.1 million in transaction costs to reflect the impact of accounting guidance to business combinations, which requires these costs be expensed as incurred.